EXHIBIT 10.30

                     INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made this 1st day of January, 2007, and between China Direct, Inc., (CHND), a Delaware Corporation (hereinafter referred to as the "Company" or "CHND"), and HC International, Inc., a Florida Corporation ( hereinafter referred collectively as the "Consultant" or "HC").

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant's knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I. CONSULTING SERVICES

1.1 HC agrees that for a period of twelve (12) months commencing January 1, 2007, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which CHND is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company's business about which HC has knowledge or expertise.

1.2 HC shall render services to the Company as an independent contractor, and not as an employee. All services rendered by HC on behalf of the Company shall be performed to the best of HC's ability in concert with the overall business plan of the Company and the goals and objectives of the Company's management and Board of Directors.

II. SCOPE OF SERVICES/PROGRAMS/ACTIVITIES HC International, Inc. (HC) will develop, implement, and maintain an ongoing stock market support system for "CHND" with the general objective of expanding awareness in "CHND" among stockbrokers, analysts, micro-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

1. PROFESSIONAL INVESTMENT COMMUNITY AWARENESS

      A. Introductions to professionals at select firms, with a focus on members of the Financial Community in various geographic regions, both in the United States, Canada and Europe. The targeted group of professionals, which would be drawn from our proprietary database of contacts will be a subset of the following:

      -  Over 15,000 Equity Brokers
      - Over 800 Analysts (Buy and Sell Side - both generalists and industry specialists)
      -  Over 6,500 Micro-Cap Portfolio/Hedge Fund Managers
      -  Over 120 Market Makers (both retail and wholesale)
      -  Financial, Trade and Industry Publications

      B. Introductions to an expanded group of fund managers and analysts (buy and sell side) beyond our database through the utilization of both Big Dough subscription service and other on-line tools such as StreetWise, etc.

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      C. Introductions to High Net-Worth accredited investors who build positions in micro-cap companies and are familiar with other quality companies, which HC currently and previously represented.

      D. Broker conference calls/meetings arranged by HC in select cities (and at compatible times) with top management at "CHND". Cities we would schedule meetings include New York, Baltimore, Boston, Dallas, Houston, Denver, Houston, Atlanta, Phoenix/Scottsdale, Charlotte, Chicago, Minneapolis, Southern Florida, Southern California, San Francisco, St. Louis, D.C., and other select cities.

      E. Road Show assistance in China - our executive will be available to facilitate meetings with financial professionals at "CHND" facilities or in select cities in China.

      F. All interested parties will be continually updated of Client's progress via phone conversations and through our fax/e-mail list for news releases.

      G. Featuring CHND in future quarterly editions of the HC International Newsletter which is distributed to over 7,500 professional and high-net worth investors. Each feature includes a summary of each respective client's recent operating activities along with insightful industry commentary to help investors embrace the investment opportunity and thesis. HC does not provide investment recommendations but rather sticks with the facts, utilizing public information for its publication.

      H. HC will screen all investment firms for upcoming financial conferences, which would be appropriate for "CHND". HC will work through the proper channels with the goal of receiving invitations for management to present at those conferences which are relevant.

2. SHAREHOLDER COMMUNICATIONS

      A. Contact shareholders on a quarterly basis and gather perception feedback on their views of how the business is evolving and management's execution relative to expectations. Open dialogue, expand and update database and keep key investors informed once material developments are reported

      B. Understand the financials and all operating metrics of the company in detail, facilitating interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence.

      C. Handle investor requests for timely information via the telephone and e-mail. HC will have a knowledgeable associate available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This is a time intensive service that allows management to focus on executing while showing the company is shareholder friendly and proactive in its communication efforts.

      D. HC will provide same day fulfillment for all investor package requests.

      E. Quarterly Conference Calls to accompany the earnings release. HC will assist with scripting these calls and monitoring the continuity to ensure a smooth roll-out for investors.

3. MEDIA RELATIONS

Financial Newsletter and Business Publication campaign. HC will work with our contacts that include financial newsletters to solicit coverage for a "Buy Recommendation" for "CHND". The business publications we have relationships with include Business Week, Fortune, Investors Business Daily, Wall Street Journal, among others. The Financial Newsletters we target have a paid subscription base of investors focused mainly on micro cap stocks and do not solicit compensation for coverage. A "Buy Recommendation" can produce a great deal of new investor interest and lends third party support and opinion. HC has been able to achieve

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"Buy Recommendations" for former and current clients in: The Kon-Lin letter, The
Conservative Speculator, Dick Davis Digest, George Southerland's Special Investment Situations, The Patient Investor, and Equities Special Situations. Other publications we have worked with and will introduce "SINOGAS" to include:
The Red Chip Review, Investor's Digest, The Quiet Investor, Acker Letter, High-Growth Newsletter, Bullish Investor, Low-Priced Stocks, and the Micro-Stock Digest.

THE FINANCIAL PRESS

         A. HC will assist senior management to draft and complete press releases on all material events as deemed by the Company. Management and corporate counsel will approve all releases before they are sent to the wire.

         B. At company's discretion, HC will disseminate news releases through a Broadcast Fax and/or electronic mail (e-mail) to an established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in "CHND".

4. PUBLIC MARKET INSIGHT is utilized to assist senior management in understanding the life cycle of the financial markets and how "CHND" is impacted directly and indirectly by different variables. The Team at HC leverages its collective expertise gained through representing over 200 public companies to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. We believe this consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

III. AGENDA

      A. Establish a time line of expected corporate events. (Calendar of events, including earnings for conference calls, etc.).

      B. Create a two-page Corporate Profile, which clearly articulates "CHND'" current business and financial position, as well as its strategy for future growth.

      C. Create or update the formal investor package and update accordingly. Mail to investors when requested or prior to formal roadshows.

      D. Include "CHND" in future editions of the HC and Alliance Client Newsletter.

      E. Update the PowerPoint presentation accordingly. HC will use feedback from conversations and meetings to incorporate and improve the Investor PowerPoint and message delivery.

      F. Generate all corporate press releases and provide incremental suggestions after management's review, perform fact finding and other market research which will help the context and delivery of the message. Once approved, schedule delivery through the appropriate wire services.

      G. Update and conduct perception study with current and future shareholders to better understand current and future expectations. This information will be utilized in upcoming conference calls to ensure the company is proactive and prudent in setting the correct bar for investors to measure performance.

      H. Incorporate feedback and key concepts into prepared remarks for the quarterly conference calls/develop script. Develop a list of most likely asked Questions during Q&A. Schedule the call, including webcast and generate a press release to notify shareholders of conference call (it should be released at least 7 days prior to call date).

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      I. Target brokers, micro-cap fund managers, and Buy and Sell Side Analysts which follow companies with a similar profile to "CHND", setting up one-on-one meetings and/or conference calls. We will seed several key markets and schedule both formal road shows and meetings in accordance with management's travel schedule. The preferred time to be on the road is just after earnings are released through the end of the current quarter. In addition, we will host and facilitate Road Shows with US, International and China base investors at the Company's facilities.

      J. A detailed description of each contact will be provided prior to the meeting. During the meetings and/or conference calls a member of HC will be available to facilitate the correspondence and assist with due diligence. Management will be provided with a summary of feedback including HC's suggestions for improvements on both the context and delivery of the company's story.

      K. Maintain and update the database to ensure that all press releases are faxed and/or e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls. (ongoing)

      L. Respond to all investor requests and calls in a timely manner to facilitate the distribution of corporate information. Focus on educating shareholders, with the premise that an informed investor will become a longer term investor. (ongoing)

      M. Provide valuable consulting services to "CHND". This would relate to educating senior management on how various actions could be both perceived and impact the public market. If necessary, HC an be helpful in analyzing perspective acquisitions and financing needs including introductions to key investment bankers who are involved in the Company's sector. (ongoing)

      N. Target investment and brokerage firms who hold conferences which would be applicable for "CHND". Contact with the goal of having management present in at least 2 conferences during 2007.

      O. Target newsletter editors and publishers for a "Buy Recommendation". Focus on Business Publications for appropriate stories on "CHND" products, competitive advantage and value proposition to investors.

      P. Schedule additional in house broker meetings/conference calls in select cities, expanding the targeted investor group as liquidity improves and the company reports growth in revenues and earnings.

      Q. Provide progress reports to senior management when appropriate. Evaluate achievements after the first 180 days and make changes where necessary.

      Many of the above items will occur simultaneously but certain items will have chronological priority over others. As "CHND" grows, we will recommend changes to the Agenda that compliment this growth. As the company continues to execute its strategic plan by penetrating new markets and continues to grow, we will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results. Assuming that management's efforts are leading ultimately to success and greater profitability, the end results of this financial communication and awareness campaign should be:

      * An increase in the number of financial professionals (including brokers, institutions and analysts) and individual investors well educated and knowledgeable about "CHND": including senior management, the company's services, as well as the current financial condition and growth opportunities.

      * An increase in the number of articles printed in both trade and financial publications.

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      * An increase in the liquidity of the common stock.

      * An increase in "CHND" market capitalization coupled with a broader, more diverse shareholder base.

      * Easier access to the capital markets, if additional capital is required.

IV. TERM

This agreement shall remain in effect for a period commencing on the signature date and expires twelve months from signing date. In the event that HC commits any material breach or violation of the provisions of this Agreement, then, the Client has the right to terminate this agreement any time during the contractual period and/or any extension periods after the initial contractual period. In addition, the Client has the right to terminate after the initial six month period if HC is unable to fulfill its obligations in the formal agreement.

V. COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both "CHND" and HC in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of "CHND" for a period of 12 months, HC International, Inc. proposes the following compensation terms:

Cash and Equity

      A. Cash: monthly consulting and services fee of $7,500. Check or Wire Instructions for payment with is due by the 1st of each month:

      Bank of America Tampa, Florida Swift Code: BOFAUS3N ABA Routing #026009593 Credit to account: Hayden Communications International Inc. Account #005566998525.

      B. Equity: A three (3) year, cashless Warrant for Fifty Thousand (50,000) Shares of Stock at $2.50 per share shall be granted during the first 30 days of this Agreement. An additional Seventy Five Thousand (75,000) Shares of 144 Restricted Stock shall be granted no later than May 15, 2006 unless CHND provides written notice of a lack of performance under this Agreement prior and provides HC a 45 day period to cure such performance. The company agrees that if a formal legal opinion is rendered it will allow the shares to be sold after the 12-month hold, which is still subject to any rules and regulations by the SEC. The Company agrees to provide piggy-back registration rights and will include these shares in any subsequent registration statement filed with the SEC. If the shares are registered prior to the one year anniversary HC aggress to sign a lock-up agreement for the time differential. Additionally, CHND will grant HC a cashless warrant for 100,000 shares at $2.50 per share at the end of year one, with a term of three years as a retention fee.

      Expenses: Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases. Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client, only with Client authorization prior to incurring any expenses. Assuming we schedule at least four organized, formal Road Shows through the end of the year, create and print out formal investor packages, participate in at least 1 financial conference and issue 10-12 releases to the wire, we would suggest budgeting a total of approximately $35,000-45,000 in hard costs during the next twelve months. Actual costs could be less but we want to create a reasonable expectation for budgeting purposes.

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VI. Prior Restriction

HC represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HC from performing the services on behalf of the Company that HC is herein agreeing to perform.

VII. Assignment

This Agreement is personal to HC and may not be assigned in any way by HC without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HC, and upon the successors and assigns of the Company.

VIII. Confidentiality

Except as required by law or court order, HC will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HC or which hereinafter may become known to HC and HC shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of CHND. For purposes of this Agreement, "trade secrets or confidential or proprietary information" includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

IX. Default

      9.1 Except for a claim or controversy arising under Section 6 of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in Florida in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. The parties shall share the costs of filing fee for the arbitration and the fees of the arbitrators equally.

      9.2 In the event that HC commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HC to comply with, or restrain HC from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HC in default hereunder and to terminate this Agreement and any further payments hereunder.

      9.3 Since HC must at all times rely upon the accuracy and completeness of information supplied to it by the Company's officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HC, its officers, agents, and employees at the Company's expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HC (or any material omission by the Company that caused such supplied information to be materially misleading).

X. Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

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XI. Notices

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 5301 North Federal Highway, Suite 120, Boca Raton, FL 33487 and in the case of HC, be mailed to Hayden Communications International, Inc., 7582 Windermere Court, Lake Worth, FL 33467.

XII. Miscellaneous

      12.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

      12.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

      12.3 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

Hayden Communication
International, Inc.                 China Direct, Inc.

By: /s/ Matthew Hayden              By: /s/ James Wang
    ----------------------              -----------------------
Matthew M. Hayden,                      Dr. James Wang,
Principal Hayden Communications         CEO China Direct, Inc.
International, Inc.
Alliance Advisors, LLC

By: /s/ Alan Sheinwald
    ----------------------
Alan Sheinwald,
Principal Hayden Communications
International, Inc.
Alliance Advisors, LLC

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